EXHIBIT 10.17

                      Supplementary Agreement to Extend the
                        Date of Installment Contribution
                                    (LJ9702)

Party A: Liuzhou OVM Joint Stock Co., Ltd.
Party B: OVM Development Limited (formerly known as "Kolcari
         Investment Limited")

WHEREAS, both parties entered into a Joint Venture Contract (the "Contract") dated May 1, 1995, pursuant to which, both parties agreed to establish Liuzhou OVM Construction Machinery Co., Ltd. ("Liuzhou OVM"), as a joint venture limited liability company. The Contract also provided that Party B should contribute cash in an amount of US$2,800,000. As of the end of fiscal year 1995, Party B had already made the cash contribution of US$2,170,000 under two installments, with the balance of US$630,000 which remains outstanding as at the date of this Agreement. Pursuant to an Agreement to Extend Date of Installment Contribution between the parties dated March 28, 1997, both parties agreed to extend the due date for the last installment up to December 31, 1997.

NOW, upon friendly negotiation, both parties agreed to further extend the due date for the last installment contribution of US$630,000 by Party B to June 30, 1998. The extension of the due date for the last cash installment shall not, in any way, affect the rights that have been enjoyed by Party B under the Contract.


For and on behalf of
Party A:  Liuzhou OVM Joint Stock Co., Ltd.



/s/ Wu Guosen
--------------------------
Wu Guosen

For and on behalf of
Party B:  OVM Development Limited


/s/ Ching Lung Po
--------------------------
    Ching Lung Po


Dated:  December 19, 1997